Exhibit 99.1

Genasys™ Inc. Reports Fiscal First Quarter 2020 Financial Results

SAN DIEGO, CA – February 10, 2020 – Genasys Inc. (NASDAQ: GNSS), a leading critical communications company, today announced financial results for its fiscal first quarter ended December 31, 2019.

Fiscal First Quarter 2020 Financial Summary

Fiscal 2020 first quarter revenues were $8.8 million, compared with $10.2 million in the same period last year.

Gross profit margin was 52.4%, compared with 50.0% in the first quarter of fiscal 2019. The improved gross margin was due primarily to a more favorable mix of product sales.

Operating expenses were $3.9 million, up slightly from $3.8 million in the same period last year.

Net income for the quarter was $0.62 million, or $0.02 per diluted share, compared with net income of $1.4 million, or $0.03 per diluted share, in the first quarter of fiscal 2019.

Cash and cash equivalents totaled $17.1 million on December 31, 2019, compared with $18.8 million on September 30, 2018.

Working capital totaled $25.8 million on December 31, 2019, compared with $24.8 million on September 30, 2019.

“Revenues for the fiscal first quarter were in line with fiscal year 2020 first half expectations,” said Richard S. Danforth, Chief Executive Officer of Genasys Inc. “Bookings and backlog for the quarter were $4.3 million and $23.3 million, respectively. The strong backlog and continued sales pipeline growth in both our acoustic hailing device and public safety mass notification (PSMN) business segments have Genasys well-positioned for another strong year.”

Select Fiscal First Quarter 2020 Operating and Business Highlights

●	Rebranded the Company as Genasys Inc. in October 2019 to reflect our broader commitment to critical communications in all of the Company’s diverse market applications

●	Appointed AtHoc co-founder, Ly Tran, as a strategic advisor to the Company

●	Called on the California legislature and governor to fund public safety technology

●	Awarded $1.4 million in PSMN orders from Laguna Beach and Newport Beach, CA

“We expect fiscal 2020 to be another strong year with revenues weighted 40% in the first six months and 60% in the second half. The substantial increase in interest from European Union member nations, the Asia Pacific and other regions in our PSMN integrated solutions and National Emergency Warning System software is expected to result in formal requests for proposals this fiscal year,” continued Mr. Danforth. “Significant domestic and international defense and homeland security orders from the U.S. Military, Europe, Latin American and the Asia Pacific are also anticipated in fiscal 2020.”

We include in this press release Non-GAAP operational metrics of bookings and backlog, which we believe provide helpful information to investors with respect to evaluating the Company’s performance. We consider bookings and backlog as leading indicators of future revenues and use these metrics to support production planning. Bookings is an internal, operational metric that measures the total dollar value of customer purchase orders executed in a period, regardless of the timing of the related revenue recognition. Backlog is a measure of purchase orders received that have not been shipped, but are planned to ship within the next 12 months.

Webcast and Conference Call Details

Management will host a conference call to discuss the fiscal first quarter 2020 financial results this afternoon at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). To access the conference call, dial toll-free (888) 390-3967, or international at (862) 298-0702. A webcast will also be available at the following link:

https://www.webcaster4.com/Webcast/Page/1375/32846.

Questions to management may be submitted before the call by emailing them to: ir@genasys.com. A replay of the webcast will be available approximately four hours after the presentation on the Events & Presentations page of the Company’s website.

About Genasys Inc.

Genasys™ is a global provider of critical communications solutions to help keep people safe.  During public safety threats and critical business events, the Company’s unified platform of LRAD® systems, Critical Communications as a Service (CCaaS) software and integrated solutions provides a multi-channel approach to deliver geo-targeted alerts, notifications, instructions and information before, during and after crisis situations.

Genasys critical communication systems are in service in 72 countries around the world in diverse applications, including public safety, national emergency warning systems, mass notification, defense, law enforcement, critical infrastructure protection and many more. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2019. Genasys Inc. disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Investor Relations Contacts

Jim Fanucchi and Satya Chillara

Darrow Associates, Inc.

ir@genasys.com

Genasys Inc.
Condensed Consolidated Balance Sheets
(000's omitted)

	December 31,
	2019	September 30,
	(unaudited)	2019

ASSETS
Current assets:
Cash and cash equivalents	$17,092	$18,819
Short-term marketable securities	4,182	3,695
Restricted cash	270	263
Accounts receivable, net	5,937	3,644
Inventories, net	6,061	5,835
Prepaid expenses and other	1,023	1,782
Total current assets	34,565	34,038
Long-term marketable securities	946	1,385
Long-term restricted cash	395	435
Deferred tax assets, net	5,215	5,387
Property and equipment, net	2,222	2,269
Goodwill	2,365	2,306
Intangible assets, net	1,129	1,176
Operating lease right of use asset	5,686	-
Prepaid expenses and other - noncurrent	124	124
Total assets	$52,647	$47,120

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,468	$860
Accrued liabilities	6,328	8,134
Notes payable, current portion	287	280
Operating lease liabilities, current portion	716	-
Total current liabilities	8,799	9,274

Notes payable, less current portion	34	33
Other liabilities, noncurrent	491	2,432
Operating lease liabilities, noncurrent	6,934	-
Total liabilities	16,258	11,739

Total stockholders' equity	36,389	35,381
Total liabilities and stockholders' equity	$52,647	$47,120

Genasys Inc.
Condensed Consolidated Statements of Operations
(000's omitted except share and per share amounts)
(Unaudited)

	Three months ended
	December 31,
	2019	2018

Revenues	$8,782	$10,177
Cost of revenues	4,180	5,088
Gross profit	4,602	5,089

Operating expenses:
Selling, general and administrative	2,822	2,751
Research and development	1,084	1,048
Total operating expenses	3,906	3,799

Income from operations	696	1,290
Other income	96	39
Income before income taxes	792	1,329
Income tax expense	172	283
Net Income	$620	$1,046

Net income per common share - basic and diluted	$0.02	$0.03
Weighted average common shares outstanding:
Basic	32,977,765	32,896,021
Diluted	33,710,620	33,570,866